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                                                                    EXHIBIT 99.1


           DVI, INC. RECEIVES INTERIM COURT APPROVAL FOR DIP FINANCING

                $20 MILLION TO BE PROVIDED BY ABELCO FINANCE LLC


Jamison, PA - September 8, 2003 - DVI, Inc. (OTCBB: DVIX) announced today that it has arranged for $20 million in debtor-in-possession financing (DIP) to be provided by Abelco Finance LLC. DVI said that it received interim approval to access the DIP facility from the U.S. Bankruptcy Court for the District of Delaware on Friday, September 5, 2003.

DVI also announced that it has received permission to continue to use cash collateral for four weeks and that the Bankruptcy Court approved a forbearance agreement that enables the Company to continue to service certain loans. DVI also filed motions which set forth, among other things, the bid procedures to be implemented in the sale of DVI's assets. The Court will hold an expedited hearing on that matter on September 10, 2003.

"We are pleased by these developments as they help us continue to operate and maintain the business as we diligently work to sell its assets," said Mark Toney, CEO of DVI.

DVI filed for Chapter 11 protection on August 25, 2003.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ANY STATEMENTS CONTAINED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BASED UPON MANY IMPORTANT FACTORS, WHICH MAY BE OUTSIDE THE DVI'S CONTROL, CAUSING ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, LEGISLATIVE AND REGULATORY CHANGES IN GENERAL, INCLUDING SUCH CHANGES AFFECTING THE HEALTHCARE INDUSTRY, DEMAND FOR DVI'S SERVICES, MARKET INTEREST RATES, PRICING, MARKET CONDITION IN THE MARKETS IN WHICH WE OPERATE, THE EFFECT OF ECONOMIC CONDITIONS, LITIGATION, COMPETITION FROM INSTITUTIONS OFFERING SIMILAR PRODUCTS AND SERVICES, OUR ACCESS TO FUNDING ON ACCEPTABLE TERMS, THE ABILITY TO COMPLETE FINANCING TRANSACTIONS, AND OTHER RISKS IDENTIFIED IN DVI'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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